EXHIBIT (99.11)

Foreign Relations

The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

Canada-United States-Mexico Agreement

On November 30, 2018, Canada, the United States and Mexico signed the Canada-United States-Mexico Agreement (CUSMA). The new agreement preserves the core aspects of the North American Free Trade Agreement (NAFTA), including tariff-free trade, an independent trade tribunal, temporary entry provisions and the cultural exemption. On June 19, 2019, Mexico’s senate voted to ratify CUSMA. Canada and U.S. continue their respective ratification processes, both of which will likely continue into 2020.

The impact of CUSMA on the Province’s trade and economy remains uncertain but concerns persist about many of the concessions that were made in the agreement. Specifically, CUSMA will require that Canada extend the period of market protection that it currently provides for biologic drugs from 8 years to 10 years, increasing costs for Ontario public and private drug plans, health care providers, and patients.

Additionally, the federal government expanded market access to Canada’s dairy, poultry and egg sectors, eliminated milk Class 6/7 from the milk pricing structure under Canada’s dairy supply management system, introduced export constraints for certain dairy products and added additional dairy reporting requirements, all of which could negatively impact the Province’s agricultural industries.

Brexit

The United Kingdom has committed to leaving the European Union by November 1, 2019 in an arrangement called Brexit. The economic impact of Brexit on the United Kingdom, Europe and the broader global economy is uncertain and will depend, in part, on how the final negotiations proceed. The event of a “no-deal Brexit” will likely have a significant negative impact on the United Kingdom economy.

The direct trade exposure of Ontario to the United Kingdom is relatively small, which should limit the direct impact of Brexit on the Ontario economy. However, Brexit may negatively impact global financial markets, which could impact Ontario and other parts of the world. Global financial institutions have taken steps to prepare for, and mitigate, the impact of Brexit on financial markets.

Ontario Savings Bonds – Variable Rate:

Starting in 2009, the interest rate on the Variable Rate Bond is reset yearly, on June 21 only.

2015 Series:	Interest is payable at 0.80% for the period from June 21, 2015 to June 20, 2016, 0.65% for the period from June 21, 2016 to June 20, 2017, and 0.65% for the period from June 21, 2017 to June 20, 2018

2016 Series:	Interest is payable at 0.65% for the period from June 21, 2016 to June 20, 2017, 0.65% for the period from June 21, 2017 to June 20, 2018, and 1.65% for the period from June 21, 2018 to June 20, 2019

2017 Series:	Interest is payable at 0.65% for the period from June 21, 2017 to June 20, 2018, and 1.65% for the period from June 21, 2018 to June 20, 2019

2018 Series:	Interest is payable at 1.65% for the period from June 21, 2018 to June 20, 2019

Ontario, Housing Market Indicators, 2014-2017

	2014	2015	2016	2017
New Housing Market
Residential Construction, Current $ Millions	52,479	58,750	66,536	71,471
Per Cent Change	4.5	11.9	13.3	7.4
Real Residential Construction (Chained $2012 Millions)	49,525	53,330	57,305	57,884
Per Cent Change	0.7	7.7	7.5	1.0
Housing Starts (Units)	59,134	70,156	74,952	79,123
Per Cent Change	(3.2)	18.6	6.8	5.6
Of which: Single-detached, urban areas (Units)	21,352	23,446	27,190	26,340
Per Cent Change	0.2	9.8	16.0	(3.1)
Multiple, urban areas (Units)	34,813	44,845	44,670	48,864
Per Cent Change	(6.7)	28.8	(0.4)	9.4
New Housing Price Index (Dec. 2016=100)	90.4	92.7	97.2	103.3
Per Cent Change	1.7	2.5	4.9	6.3
Resale Market
Home Resales (Units)	205,454	225,389	244,934	220,975
Per Cent Change	3.9	9.7	8.7	(9.8)
Average Resale Price ($)	428,763	461,986	533,297	585,110
Per Cent Change	6.9	7.7	15.4	9.7

Sources:	Statistics Canada, Canada Mortgage and Housing Corporation and Canadian Real Estate Association and Ontario Ministry of Finance.